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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                      OF SERVICE CORPORATION INTERNATIONAL

     We consent to the incorporation by reference in the registration statement of Service Corporation International on Post-Effective Amendment No. 1 on Form S-3 to Form S-4 (File No. 333-66957) and of Equity Corporation International on Post-Effective Amendment No. 1 to Form S-3 (File No. 333-50861) of our report dated March 18, 1998, on our audits of the consolidated financial statements and financial statement schedule of Service Corporation International ("SCI") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K of SCI for the Year Ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
February 4, 1999